EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

February 20, 2004

Corio, Inc.

959 Skyway Road, Suite 100

San Carlos, California 94070

(650) 232-3000

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3/A to be filed by you with the Securities and Exchange Commission on February 20, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,921,390 shares of your common stock (the “shares”), all of which are authorized and have been previously issued in connection with your sale of shares of common stock as partial consideration for certain technology assets. The shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and those proposed to be taken in connection with the sale of the shares.

It is our opinion that the shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI